Exhibit 4.5

EXECUTION COPY

SHAREHOLDERS AGREEMENT

by and among

A-MAX TECHNOLOGY LIMITED,

GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.,

GAP-W INTERNATIONAL, LLC,

GAP COINVESTMENTS III, LLC,

GAP COINVESTMENTS IV, LLC,

GAPSTAR, LLC,

GAPCO GMBH & CO. KG

and

THE OTHER PARTIES NAMED HEREIN

Dated: June 17, 2005

SCHEDULE

Schedule 1	Major Investors
Schedule 2	Minor Investors
Schedule 3	Beneficial Owners

EXHIBITS

A	Charter Documents (including Bye-law 79)
B-1	Form of Acknowledgement and Agreement (Previously issued shares)
B-2	Form of Acknowledgement and Agreement (Newly issued shares)
B-3	Form of Acknowledgement and Agreement (Additional Purchasers)
B-4	Form of Deed of Waiver

i

EXECUTION COPY

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”) dated June 17, 2005, among A-Max Technology Limited, a company organized and existing under the laws of Bermuda (the “Company”), General Atlantic Partners (Bermuda), L.P., a Bermuda limited partnership (“GAP LP”), GAP-W International, LLC, a Delaware limited liability company (“GAP-W”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAP Coinvestment III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAP Coinvestment IV”), GapStar, LLC, a Delaware limited liability company (“GapStar”), GAPCO GmbH & Co. KG, a German limited partnership (“GmbH Coinvestment”), the shareholders listed on Schedule 1 hereto (the “Major Investors”), the other existing shareholders listed on Schedule 2 hereto (the “Minor Shareholders”) and the indirect shareholders listed on Schedule 3 hereto (the “Beneficial Owners”).

WHEREAS, pursuant to the Share Subscription Agreement, dated May 27, 2005 (the “Subscription Agreement”), among the Company, GAP LP, GAP-W, GAP Coinvestment III, GAP Coinvestment IV, GapStar and GmbH Coinvestment, the Company has agreed to issue and sale to GAP LP, GAP-W, GAP Coinvestment III, GAP Coinvestment IV, GapStar and GmbH Coinvestment an aggregate of 141,490,566 shares of Series A Convertible Participating Redeemable Preferred Shares, par value US$0.00002 per share, of the Company (the “Series A Preferred Shares”);

WHEREAS, on a date on or prior to the date thirty (30) days after the date hereof, or such later date as may be mutually acceptable to the Company and the General Atlantic Shareholders, the Company may issue and sell to the Additional Purchasers pursuant to the Additional Placement up to an aggregate of 70,745,283 shares of Series B Convertible Participating Redeemable Preferred Shares to be hereinafter created with rights and preferences reasonably acceptable to the General Atlantic Shareholders (the “Series B Preferred Shares”) at a price per share equal to the price per share paid by GAP LP, GAP-W, GAP Coinvestment IV, GapStar and GmbH Coinvestment for the Series A Preferred Shares under the Subscription Agreement. Each Additional Purchaser, if any, shall become a party to this Agreement immediately upon the completion of the purchase of any Series B Preferred Shares under the Additional Placement;

WHEREAS, the parties hereto wish to restrict the transfer of the Shares (as hereinafter defined) and to provide for, among other things, first offer, tag-along and preemptive rights, corporate governance rights and obligations and certain other rights under certain conditions; and

WHEREAS, in order to induce the General Atlantic Shareholders (as hereinafter defined) to subscribe for the Series A Preferred Shares pursuant to the Subscription Agreement, each of the Beneficial Owners hereby agrees to become a party to this Agreement for the purpose of, among other things, procuring that the Shareholders comply with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Additional Placement” means the additional placement by the Company to one or more Additional Purchasers, on terms and conditions approved by the General Atlantic Shareholders, of up to an aggregate of 70,745,283 Series B Preferred Shares, to be purchased on a date not later than thirty (30) days after the Closing Date (or such later date as may be mutually acceptable to the Company and the GAP Purchasers) pursuant to a share subscription agreement substantially in the form of the Subscription Agreement, at a price per share equal to the price per share paid by GAP LP, GAP-W, GAP Coinvestment IV, GapStar and GmbH Coinvestment for the Series A Preferred Shares under the Subscription Agreement.

“Additional Purchasers” means one or more “accredited investors” (as defined in Rule 501 under the Securities Act) selected by the Company, and reasonably acceptable to General Atlantic Shareholders, who subscribe for Series B Preferred Shares pursuant to the Additional Placement.

“Additional Purchaser Shareholders” means the Additional Purchasers and any Permitted Transferee thereof to whom Shares are transferred in accordance with Section 2.2 of this Agreement, and the term “Additional Purchaser Shareholder” shall mean any such Person.

“Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Person specified.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Amended Bye-laws” means the Amended Bye-laws adopted by the Company on or before the Closing Date substantially in the form attached hereto as Exhibit A.

“Beneficial Owners” has the meaning set forth in the preamble to this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York, Bermuda, Hong Kong or the PRC are authorized or required by law or executive order to close.

“Charter Documents” means the Memorandum of Association and the Amended Bye-laws as in effect on the date hereof, copies of which are attached hereto as Exhibit A as the same may be amended from time to time, subject to, and in accordance with, the terms of Section 6(d) of the Bye-law 79 of the Amended Bye-laws and this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Option” has the meaning set forth in Section 3.1(b) of this Agreement.

“Company Option Period” has the meaning set forth in Section 3.1(b) of this Agreement.

“Contract Date” has the meaning set forth in Section 3.1(e) of this Agreement.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Excess New Securities” has the meaning set forth in Section 4.2(a) of this Agreement.

“Excess Offered Securities” has the meaning set forth in Section 3.1(c) of this Agreement.

“Exempt Issuances” has the meaning set forth in Section 4.1 of this Agreement.

“Fair Value” has the meaning set forth in Section 3.2(b) of this Agreement.

“Family Members” has the meaning set forth in Section 2.2 of this Agreement.

“GA LLC” means General Atlantic, LLC, a Delaware limited liability company and the general partner of GAP LP and the managing member of GapStar, and any successor to such entity.

“GAP Coinvestment III” has the meaning set forth in the preamble to this Agreement.

“GAP Coinvestment IV” has the meaning set forth in the preamble to this Agreement.

“GAP LP” has the meaning set forth in the preamble to this Agreement.

“GAP-W” has the meaning set forth in the preamble to this Agreement.

“GapStar” has the meaning set forth in the preamble to this Agreement.

“General Atlantic Director” has the meaning set forth in Section 6.3 of this Agreement.

“General Atlantic Shareholders” means GAP LP, GAP Coinvestment III, GAP Coinvestment IV, GAP-W, GapStar, GmbH Coinvestment, any Subsequent General Atlantic Purchaser and any Permitted Transferee thereof to whom Shares are transferred in accordance with Section 2.2 of this Agreement, and the term “General Atlantic Shareholder” shall mean any such Person.

“GmbH Coinvestment” has the meaning set forth in the preamble to this Agreement.

“GmbH Management” means GAPCO Management GmbH, a German company with limited liability and the general partner of GmbH Coinvestment, and any successor to such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with US GAAP (as defined in the Certificate of Designations), recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any contingent obligation of such Person.

“Initial Public Offering” means the first bona fide firm commitment underwritten public offering and listing of Ordinary Shares in which the underwriting is lead managed by an internationally recognized investment banking firm and the Ordinary Shares are listed on The Nasdaq Stock Market, Inc. or other internationally recognized stock exchange.

“Involuntary Transfer” means any transfer, proceeding or action by or in which a Shareholder shall be deprived or divested of any right, title or interest in or to any of the Shares, including, without limitation, (i) any seizure under levy of attachment or execution, (ii) any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, (iii) any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property and (iv) any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

“Involuntary Transferee” has the meaning set forth in Section 3.2(a) of this Agreement.

“IPO Effectiveness Date” means the date upon which the Company consummates its Initial Public Offering.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

“Major Investors” has the meaning set forth in the preamble to this Agreement.

“Major Shareholders” means the Major Investors and any Permitted Transferee thereof to whom Shares are transferred in accordance with Section 2.2 of this Agreement, and the term “Major Shareholder” shall mean any such Person.

“Minor Shareholders” has the meaning set forth in preamble to this Agreement.

“New Issuance Notice” has the meaning set forth in Section 4.1 of this Agreement.

“New Securities” has the meaning set forth in Section 4.1 of this Agreement.

“Offer Price” has the meaning set forth in Section 3.1(a) of this Agreement.

“Offered Securities” has the meaning set forth in Section 3.1(a) of this Agreement.

“Offering Notice” has the meaning set forth in Section 3.1(a) of this Agreement.

“Ordinary Shares” means the Ordinary Shares, par value US$0.00002 per share, of the Company, or any other share capital of the Company into which such shares are reclassified or reconstituted and any other ordinary shares of the Company.

“Ordinary Share Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Ordinary Shares, including, without limitation the Preferred Shares, and any option, warrant or other subscription or purchase right with respect to Ordinary Shares or any Ordinary Share Equivalent.

“Other Shareholder” means (a) any transferee of a General Atlantic Shareholder, an Additional Purchaser Shareholder, a Major Shareholder or a Minor Shareholder (in each case, other than a Permitted Transferee thereof), who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4 or to whom Shares have been transferred in accordance with Section 3.1(e) and (b) any Person other than a General Atlantic Shareholder, an Additional Purchaser Shareholder, a Major Shareholder or a Minor Shareholder who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 5.2(a).

“Permitted Liens” means statutory and common law Liens of landlords, carriers, warehousemen, mechanics, suppliers or repairmen, but for the avoidance of doubt excluding any Liens purported to be created by any Contractual Obligation.

“Permitted Transferee” has the meaning set forth in Section 2.2 of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC” means the People’s Republic of China, excluding Hong Kong, Taiwan and Macau.

“Preemptive Rightholder(s)” has the meaning set forth in Section 4.1 of this Agreement.

“Preferred Shareholder Directors” has the meaning set forth in Section 6.3(b).

“Preferred Shareholders “ means, collectively, the General Atlantic Shareholders and the Additional Purchaser Shareholders.

“Preferred Shares” means, collectively, the Series A Preferred Shares and the Series B Preferred Shares.

“Proportionate Percentage” has the meaning set forth in Section 4.2(a) of this Agreement.

“Proposed Price” has the meaning set forth in Section 4.1 of this Agreement.

“Related Party” means (i) any shareholder of the Company or any Subsidiary, (ii) any director of the Company or any Subsidiary, (iii) any individual employed by the Company or any Subsidiary holding the office or title of or serving as Assistant Vice-President and/or any office, title or position senior to Assistant Vice-President (“Senior Officer”), (iv) any Relative of a shareholder, director or Senior Officer of the Company or any Subsidiary, (v) any Person in which any shareholder or director of the Company or any Subsidiary or any Senior Officer has any security or economic interest, other than a passive shareholding of less than 1% in a publicly listed company, and (vi) any other Affiliate of the Company or any Subsidiary or of a shareholder or director of the Company or any Subsidiary.

“Relative” of a natural person means any spouse, parent, child, grandparent, grandchild, sibling, uncle, aunt, nephew or niece of such person.

“Requirement of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other governmental authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Rightholder(s)” has the respective meanings set forth in Sections 3.1(c) and 3.2(a) of this Agreement.

“Rightholder Option Period” has the meaning set forth in Section 3.1(c) of this Agreement.

“Sale Transaction” means (a) (i) the merger or consolidation of the Company or a Subsidiary into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company or a Subsidiary or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the shareholders of the Company prior to such merger or consolidation do not retain, directly or indirectly, at least a majority of the voting power of the surviving Person or (b) the voluntary issuance, sale, conveyance, exchange or transfer to another Person of (i) the voting Share Capital of the Company or a Subsidiary if, after such sale, conveyance, exchange or transfer, the shareholders of the Company prior to such issuance, sale, conveyance, exchange or transfer do not retain, directly or indirectly, at least a majority of the voting power of the Company or (c) the voluntary sale, conveyance, exchange or transfer to another Person of all or substantially all of the assets of the Company or the sale, transfer of other disposition of Share Capital of Techniques International Limited, A-Max Technology Co., Ltd. or Shenzhen Zhongyuyuan-Digital Science and Technology Company Limited (other than an intra-group transfer of Share Capital to the Company or a wholly-owned Subsidiary but, for the avoidance of doubt, shall not include A-Max Technology GmbH).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Selling Shareholder” has the meaning set forth in Section 3.1(a) of this Agreement.

“Series A Preferred Shares” has the meaning set forth in the recitals to this Agreement.

“Series B Preferred Shares” has the meaning set forth in the recitals to this Agreement.

“Share Capital” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s share capital (including, without limitation, ordinary shares and preferred shares) and any and all rights, warrants or options exchangeable for or convertible into such share capital.

“Share Option Plan” means the share option plan of the Company to be adopted in accordance with the Subscription Agreement pursuant to which restricted stock and options to purchase Ordinary Shares in an amount up to an aggregate of 99,043,396 Ordinary Shares (subject to anti-dilution adjustment for share splits, share combinations and similar events taken with respect to the Ordinary Shares) are reserved and available for grant to officers, directors and employees of the Company.

“Shares” means, with respect to each Shareholder, all shares, whether now owned or hereafter acquired, of Ordinary Shares and Preferred Shares, and any other Ordinary Share Equivalents owned thereby; provided, however, for the purposes of any computation of the number of Shares pursuant to Sections 2, 3, 4.1, 4.2 and 8.3, all outstanding Ordinary Share Equivalents shall be deemed converted, exercised or exchanged as applicable and the Ordinary Shares issuable upon such conversion, exercise or exchange shall be deemed outstanding, whether or not such conversion, exercise or exchange has actually been effected.

“Shareholders” means (a) the General Atlantic Shareholders, the Additional Purchaser Shareholders, the Major Shareholders, the Minor Shareholders, the Other Shareholders and any transferee thereof who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4 and (b) any Person who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 5.2(a), and the term “Shareholder” shall mean any such Person.

“Shareholders Meeting” has the meaning set forth in Section 6.1 of this Agreement.

“Subject Purchaser” has the meaning set forth in Section 4.1 of this Agreement.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsequent General Atlantic Purchaser” means any Affiliate of GA LLC that, after the date hereof, acquires Shares.

“Subsidiaries” means, as of the relevant date of determination, (a) with respect to any Person, a corporation or other Person of which at least 50% of the voting power of the outstanding voting equity securities or at least 50% of the outstanding economic equity interest is held, directly or indirectly, by such Person and (b) with respect to the Company (i) any other Person of which actual or de facto control is held, directly or indirectly, by the Company and (ii) shall include Techniques International Limited, A-Max Technology Co., Ltd., A-Max Technology GmbH and Shenzhen Zhongyuyuan-Digital Science and Technology Company Limited ( ). Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Tag-Along Rightholder” has the meaning set forth in Section 3.1(f)(i) of this Agreement.

“Third Party Purchaser” has the meaning set forth in Section 3.1(a) of this Agreement.

“Transfer” has the meaning set forth in Section 2.1 of this Agreement.

“Transferred Shares” has the meaning set forth in Section 3.2(a) of this Agreement.

“Written Consent” has the meaning set forth in Section 6.1 of this Agreement.

2. Restrictions on Transfer of Shares.

2.1 Limitation on Transfer. No Shareholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “transfer”) any Shares or any right, title or interest therein or thereto, except in accordance with the provisions of this Agreement, including, without limitation, Section 2.4. Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio.

2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, but subject to Sections 2.1, 2.3 and 2.4, at any time, (a) each of the Major Shareholders who is an individual may transfer all or a portion of his or its Shares to or among (i) a member of such Major Shareholder’s immediate family, which shall include his spouse, siblings, children or grandchildren (“Family Members”) or (ii) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Major Shareholder or one or more Family Members of such Major Shareholder; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Shares, no Person other than such Major Shareholder or one or more Family Members of such Major Shareholder may be or may become beneficiaries, shareholders, limited or general partners or members thereof, (b) each of the Major Shareholders who is not an individual may transfer all or a portion of its Shares to or among (i) a Beneficial Owner of such Major Shareholder, (ii) a Family Member of a Beneficial Owner of such Major Shareholder or (iii) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by a Beneficial Owner of such Major Shareholder or one or more Family Members of a Beneficial Owner of such Major Shareholder; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Shares, no person other than such Beneficial Owner or Family Member of such Beneficial Owner may be or may become beneficiaries, shareholders, limited or general partners or members thereof and (c) (i) each of the General Atlantic Shareholders and Additional Purchaser Shareholders may transfer all or a portion of its Shares to any of its Affiliates and (ii) GapStar may pledge and grant a security interest in all or any portion of its Shares to a financial institution to secure its obligations to such financial institution under a bona fide loan made to acquire such Shares (the Persons referred to in the preceding clauses (a), (b) and (c) are each referred to hereinafter as a “Permitted Transferee”). A Permitted Transferee of Shares pursuant to this Section 2.2 may transfer its Shares pursuant to this Section 2.2 only to the transferor Shareholder or to a Person that is a Permitted Transferee of such transferor Shareholder. No Shareholder shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any transfer or attempted transfer in violation of this covenant shall be null and void ab initio.

2.3 Permitted Transfer Procedures. If any Shareholder wishes to transfer Shares (other than a pledge by GapStar) to a Permitted Transferee under Section 2.2 such Shareholder shall give notice to the Company of its intention to make such a transfer not less than ten (10) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed, the relationship of such Permitted Transferee to such Shareholder, and the number of Shares proposed to be transferred to such Permitted Transferee.

2.4 Transfers in Compliance with Law; Substitution of Transferee. Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this Section 2 or Section 3 unless (a) the transferee (other than a financial institution in the case of a pledge by GapStar) has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit B-1, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act. If requested by the Company, an opinion of counsel to such transferring Shareholder shall be supplied to the Company, at such transferring Shareholder’s expense, to the effect that such transfer complies with the applicable federal and state securities laws. Upon becoming a party to this Agreement, (i) the Permitted Transferee of a Major Shareholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the transferring Major Shareholder hereunder with respect to the Shares transferred to such Permitted Transferee, (ii) the Permitted Transferee of an Additional Purchaser Shareholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, the transferring Additional Purchaser Shareholder, (iii) the Permitted Transferee of a General Atlantic Shareholder shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, a General Atlantic Shareholder hereunder with respect to the Shares transferred to such Permitted Transferee, (iv) an Other Shareholder shall be subject to the same obligations as, but none of the rights of, the transferring Major Shareholder, Additional Purchaser Shareholder or General Atlantic Shareholder, as the case may be, and (v) the transferee of an Other Shareholder shall be substituted for, and shall be subject to the same obligations as, the transferring Other Shareholder hereunder with respect to the Shares transferred to such transferee.

2.5 Market Stand off. If reasonably requested by the lead underwriter of an Initial Public Offering, each Shareholder shall enter into a lock-up agreement (the “Lock-up Agreement”), pursuant to which such Shareholder shall agree to not, without the prior written consent of such lead underwriter, for a period of not more than one hundred and eighty (180) days beginning from the date of the final prospectus relating to the Initial Public Offering (the “Lock-up Period”) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares held immediately prior to the effectiveness of a registration statement governing such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise; provided that, nothing in this Section 2.5 shall prevent (x) a Shareholder from Transferring any Shares to an Affiliate so long as such Affiliate enters into an agreement with the lead underwriter substantially in the form of the Lock-up Agreement or (y) GapStar from pledging and granting a security interest in all or any portion of its Shares to a financial institution to secure certain obligations to such financial institution. The foregoing provisions of this Section 2.5 shall (a) not apply to the sale of any Ordinary Shares to the underwriters pursuant to an underwriting agreement and as part of the Initial Public Offering and (b) only apply to the Shareholders if each officer and director of the Company and each shareholder of the Company holding Ordinary Shares representing a number of Ordinary Shares equal to or greater than 1% of the Ordinary Shares outstanding immediately prior to the Initial Public Offering (on a non-diluted basis but assuming the conversion of all the outstanding Preferred Shares) enter into an identical Lock-up Agreement.

2.6 Covenant by Beneficial Owners. Each of the Beneficial Owners covenants and agrees to (a) comply with the provisions of this Agreement as if such Beneficial Owner was a Shareholder, (b) procure that any Shareholder in which such Beneficial Owner holds a direct or indirect interest complies with the provisions of this Agreement and (c) not take any action, or omit to take any action, which contravenes the provisions of this Agreement, including this Section 2.6.

3. Right of First Offer and Tag-Along Rights.

3.1 Proposed Voluntary Transfers.

(a) Offering Notice. Subject to Section 2, if any Shareholder (a “Selling Shareholder”) wishes to directly or indirectly transfer all or any portion of its Shares to any Person (other than to a Permitted Transferee) (a “Third Party Purchaser”), such Selling Shareholder shall offer such Shares first to the Company, by sending written notice (an “Offering Notice”) to the Company, which shall state (a) the number of Shares proposed to be transferred (the “Offered Securities”); (b) the proposed purchase price per Share for the Offered Securities (the “Offer Price”); and (c) the terms and conditions of such sale. Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired. The Company shall promptly deliver a copy of the Offering Notice to each of the General Atlantic Shareholders, the Additional Purchaser Shareholders and the Major Shareholders.

(b) Company Option; Exercise. For a period of fifteen (15) days after the giving of the Offering Notice pursuant to Section 3.1(a) (the “Company Option Period”), the Company shall have the right (the “Company Option”) but not the obligation to purchase any or all of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. The right of the Company to purchase any or all of the Offered Securities under this Section 3.1(b) shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Company Option Period, to the Selling Shareholder, with a copy to the General Atlantic Shareholders, the Additional Purchaser Shareholders and the Major Shareholders, which notice shall state the number of Offered Securities proposed to be purchased by the Company. The failure of the Company to respond within the Company Option Period shall be deemed to be a waiver of the Company Option, provided that the Company may waive its rights under this Section 3.1(b) prior to the expiration of the Company Option Period by giving written notice to the Selling Shareholder, with a copy to the General Atlantic Shareholders, the Additional Purchaser Shareholders and the Major Shareholders.

(c) Rightholder Option; Exercise.

(i) If the Company does not elect to purchase all of the Offered Securities, then for a period of thirty (30) days after the earlier to occur of (a) the expiration of the Company Option Period and (b) the date upon which the Selling Shareholder shall have received written notice from the Company of its exercise of the Company Option pursuant to Section 3.1(b) or its waiver thereof (the “Rightholder Option Period”), each of the General Atlantic Shareholders, the Additional Purchaser Shareholders and the Major Shareholders (who, in each case, is not a Selling Shareholder) (for the purpose of Section 3.1, each, a “Rightholder” and collectively, the “Rightholders”) shall have the right to purchase all, but not less than all, of the remaining Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice. Each Rightholder shall have the right to purchase that percentage of the Offered Securities determined by dividing (i) the total number of Shares then owned by such Rightholder by (ii) the total number of Shares then owned by all such Rightholders. If any Rightholder does not fully subscribe for the number or amount of Offered Securities it is entitled to purchase, then each other participating Rightholder shall have the right to purchase that percentage of the Offered Securities not so subscribed for (for the purposes of this Section 3.1(c), the “Excess Offered Securities”) determined by dividing (x) the total number of Shares then owned by such fully participating Rightholder by (y) the total number of Shares then owned by all fully participating Rightholders who elected to purchase Offered Securities. The procedure described in the preceding sentence shall be repeated until there are no remaining Excess Offered Securities. If the Company and/or the Rightholders do not purchase all of the Offered Securities pursuant to Section 3.1(b) and/or Section 3.1(c), then the Selling Shareholder may, subject to Section 3.1(f), sell the Offered Securities to a Third Party Purchaser in accordance with Section 3.1(e). Any of the General Atlantic Shareholders may assign to any of its Affiliates all or any portion of its rights as a Rightholder pursuant to this Section 3(c).

(ii) The right of each Rightholder to purchase all of the remaining Offered Securities under subSection (i) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the Rightholder Option Period, to the Selling Shareholder with a copy to the Company. Each such notice shall state (a) the number of Shares held by such Rightholder and (b) the number of Shares that such Rightholder is willing to purchase pursuant to this Section 3.1(c). The failure of a Rightholder to respond within the Rightholder Option Period to the Selling Shareholder shall be deemed to be a waiver of such Rightholder’s rights under subSection (i) above, provided that each Rightholder may waive its rights under subSection (ii) above prior to the expiration of the Rightholder Option Period by giving written notice to the Selling Shareholder, with a copy to the Company.

(d) Closing. The closing of the purchases of Offered Securities subscribed for by the Company under Section 3.1(b) and/or the Rightholders under Section 3.1(c) shall be held at the executive office of the Company at 11:00 a.m., local time, on the 60th day after the giving of the Offering Notice pursuant to Section 3.1(a) or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Shareholder shall deliver certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Selling Shareholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Offered Securities. The Company and/or each Rightholder, as the case may be, purchasing Offered Securities shall deliver at the closing payment in full in immediately available funds for the Offered Securities purchased by it or him. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(e) Sale to a Third Party Purchaser. Unless the Company and/or the Rightholders elect to purchase all, but not less than all, of the Offered Securities under Sections 3.1(b) and 3.1(c), the Selling Shareholder may, subject to Section 3.1(f), sell all, but not less than all, the Offered Securities to a Third Party Purchaser on the terms and conditions set forth in the Offering Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within sixty (60) days after the earlier to occur of (i) the waiver by the Company and all of the Rightholders of their options to purchase the Offered Securities and (ii) the expiration of the Rightholder Option Period (the “Contract Date”); and provided, further, that such sale shall not be consummated unless and until (x) such Third Party Purchaser shall represent in writing to the Company and each Rightholder that it is aware of the rights of the Company and the Shareholders contained in this Agreement and (y) prior to the purchase by such Third Party Purchaser of any of such Offered Securities, such Third Party Purchaser shall become a party to this Agreement and shall agree to be bound by the terms and conditions hereof in accordance with Section 2.4 hereof. If such sale is not consummated within thirty (30) days after the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Selling Shareholder without again offering the same to the Company and the Rightholders in accordance with this Section 3.1.

(f) Tag-Along Rights.

(i) If a Major Shareholder is directly or indirectly transferring Offered Securities to a Third Party Purchaser pursuant to Section 3.1(e), then the General Atlantic Shareholders and the Additional Purchaser Shareholders (each, a “Tag-Along Rightholder”) shall have the right to sell to such Third Party Purchaser, upon the terms set forth in the Offering Notice, that number of Shares held by such Tag-Along Rightholder equal to that percentage of the Offered Securities determined by dividing (i) the total number of Shares then owned by such Tag-Along Rightholder by (ii) the sum of (x) the total number of Shares then owned by all such Tag-Along Rightholders exercising their rights pursuant to this Section 3.1(f) and (y) the total number of Shares then owned by the Selling Shareholder. The Selling Shareholder and the Tag-Along Rightholder(s) exercising their rights pursuant to this Section 3.1(f) shall effect the sale of the Offered Securities and such Tag-Along Rightholder(s) shall sell the number of Offered Securities required to be sold by such Tag-Along Rightholder(s) pursuant to this Section 3.1(f)(i), and the number of Offered Securities to be sold to such Third Party Purchaser by the Selling Shareholder shall be reduced accordingly.

(ii) The Selling Shareholder shall give notice to each Tag-Along Rightholder of each proposed sale by it of Offered Securities which gives rise to the rights of the Tag-Along Rightholders set forth in this Section 3.1(f), at least fifteen (15) days prior to the proposed consummation of such sale, setting forth the name of such Selling Shareholder, the number of Offered Securities, the name and address of the proposed Third Party Purchaser, the proposed amount and form of consideration and terms and conditions of payment offered by such Third Party Purchaser, the percentage of Shares that such Tag-Along Rightholder may sell to such Third Party Purchaser (determined in accordance with Section 3.1(f)(i)), and a representation that such Third Party Purchaser has been informed of the “tag-along” rights provided for in this Section 3.1(f) and has agreed to purchase Shares in accordance with the terms hereof. The tag-along rights provided by this Section 3.1(f) must be exercised by any Tag-Along Rightholder wishing to sell its Shares within ten (10) days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Selling Shareholder indicating such Tag-Along Rightholder’s wish to exercise its rights and specifying the number of Shares (up to the maximum number of Shares owned by such Tag-Along Rightholder required to be purchased by such Third Party Purchaser) it wishes to sell, provided that any Tag-Along Rightholder may waive its rights under this Section 3.1(f) prior to the expiration of such 10-day period by giving written notice to the Selling Shareholder, with a copy to the Company. The failure of a Tag-Along Rightholder to respond within such 10-day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 3.1(f). If a Third Party Purchaser fails to purchase Shares from any Tag-Along Rightholder that has properly exercised its tag-along rights pursuant to this Section 3.1(f)(ii), then the Selling Shareholder shall not be permitted to consummate the proposed sale of the Offered Securities, and any such attempted sale shall be null and void ab initio.

3.2 Involuntary Transfers.

(a) Rights of First Offer upon Involuntary Transfer. If an Involuntary Transfer of any Shares (the “Transferred Shares”) owned by any Shareholder shall occur, then the Company, the General Atlantic Shareholders, the Additional Purchaser Shareholders and the Major Shareholders (unless such Shareholder is the Shareholder transferring the Transferred Shares) (for the purpose of Section 3.2, each, a “Rightholder” and collectively, the “Rightholders”) shall have the same rights as specified in Sections 3.1(b) and 3.1(c), respectively, with respect to such Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer by a Selling Shareholder and shall be governed by Section 3.1 except that (i) the time periods shall run from the date of receipt by the Company of actual notice of the Involuntary Transfer (and the Company shall immediately give notice to the Rightholders of the date of receipt of such notice), (ii) such rights shall be exercised by notice to the transferee of such Transferred Shares (the “Involuntary Transferee”) rather than to the Shareholder who suffered or will suffer the Involuntary Transfer and (iii) the purchase price per Transferred Share shall be agreed upon by the Involuntary Transferee and the Company and/or the purchasing Rightholders purchasing a majority of the Transferred Shares, as the case may be; provided, however, that if such parties fail to agree as to such purchase price, the purchase price shall be the Fair Value thereof as determined in accordance with Section 3.2(b).

(b) Fair Value. If the parties fail to agree upon the purchase price of the Transferred Shares in accordance with Section 3.2(a) hereof, then the Company or the Rightholders, as the case may be, shall purchase the Transferred Shares at a purchase price equal to the Fair Value (as hereinafter defined) thereof. The Fair Value of the Transferred Shares shall be determined by a panel of three independent appraisers, which shall be internationally recognized investment banking firms or internationally recognized experts experienced in the valuation of corporations engaged in the business conducted by the Company. Within five (5) Business Days after the date the applicable parties determine that they cannot agree as to the purchase price, the Involuntary Transferee and the Board of Directors (in the case of a purchase by the Company), or the purchasing Rightholders purchasing a majority of the Transferred Shares being purchased by the purchasing Rightholders (if the Company is not purchasing any Transferred Shares), or the Board of Directors and such purchasing Rightholders jointly (in the case of a purchase by the Company and Rightholders), as the case may be, shall each designate one such appraiser that is willing and able to conduct such determination. If either the Involuntary Transferee or the Board of Directors or the purchasing Rightholders or both, as the case may be, fails to make such designation within such period, then the other party that has made the designation shall have the right to make the designation on its behalf. The two appraisers designated shall, within a period of five (5) Business Days after the designation of the second appraiser, designate a mutually acceptable third appraiser. The three appraisers shall conduct their determination as promptly as practicable, and the Fair Value of the Transferred Shares shall be the average of the determination of the two appraisers that are closer to each other than to the determination of the third appraiser, which third determination shall be discarded; provided, however, that if the determination of two appraisers are equally close to the determination of the third appraiser, then the Fair Value of the Transferred Shares shall be the average of the determination of all three appraisers. Such determination shall be final and binding on the Involuntary Transferee, the Company and the Rightholders. The Involuntary Transferee shall be responsible for the fees and expenses of the appraiser designated by or on behalf of it, and the Company or the purchasing Rightholders (if both the Company and the purchasing Rightholders), or the purchasing Rightholders (if the Company is not purchasing any Transferred Shares) for the fees and expenses of the appraiser designated by or on behalf of the Board of Directors or the purchasing Rightholders (if the Company is not purchasing any Transferred Shares), as the case may be. The Involuntary Transferee and the Company or the purchasing Rightholders, as the case may be, shall each share half the fees and expenses of the appraiser designated by the appraisers. For purposes of this Section 3.2(b), the “Fair Value” of the Transferred Shares means the fair market value of such Transferred Shares determined in accordance with this Section 3.2(b) based upon all considerations that the appraisers determine to be relevant. All expenses to be shared by the Company and the purchasing Rightholders, or among the purchasing Rightholders (if the Company is not purchasing any Transferred Shares), shall be shared in proportion to the number of Shares purchased.

(c) Closing. The closing of any purchase under this Section 3.2 shall be held at the executive office of the Company at 11:00 a.m., local time, on the earlier to occur of (a) the fifth Business Day after the purchase price per Transferred Share shall have been agreed upon by the Involuntary Transferee and the Company or the purchasing Rightholders, as the case may be, in accordance with Section 3.2(a)(iii), or (b) the fifth Business Day after the determination of the Fair Value of the Transferred Shares in accordance with Section 3.2(b), or at such other time and place as the parties to the transaction may agree. At such closing, the Involuntary Transferee shall deliver certificates, if applicable, or other instruments or documents representing the Transferred Shares being purchased under this Section 3.2, duly endorsed with a signature guarantee for transfer and accompanied by all requisite transfer taxes, if any, and such Transferred Shares shall be free and clear of any Liens (other than those arising hereunder) arising through the action or inaction of the Involuntary Transferee and the Involuntary Transferee shall so represent and warrant, and further represent and warrant that it is the beneficial owner of such Transferred Shares. The Company or each Rightholder, as the case may be, purchasing such Transferred Shares shall deliver at closing payment in full in immediately available funds for such Transferred Shares. At such closing, all parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(d) General. In the event that the provisions of this Section 3.2 shall be held to be unenforceable with respect to any particular Involuntary Transfer, the Company and the Rightholders shall have the rights specified in Sections 3.1(b) and 3.1(c), respectively, with respect to any transfer by an Involuntary Transferee of such Shares, and each Rightholder agrees that any Involuntary Transfer shall be subject to such rights, in which case the Involuntary Transferee shall be deemed to be the Selling Shareholder for purposes of Section 3.1 of this Agreement and shall be bound by the provisions of Section 3.1 and other related provisions of this Agreement.

3.3 Avoidance of Restrictions. The Transfer restrictions in this Agreement shall not be capable of being avoided by the holding of Shares indirectly through a company or other entity that can itself be sold or that can itself issue securities in order to dispose of or transfer an interest in Shares free of such restrictions. Any Transfer or other disposal of any shares (or other interest) of a Shareholder or of any company (or other entity) having control over that Shareholder shall be treated as being a Transfer of the Shares held by that Shareholder, and the provisions of this Agreement that apply in respect of the Transfer of Shares shall thereupon apply in respect of the Shares so held.

4. Future Issuance of Shares; Preemptive Rights.

4.1 Offering Notice. Except for (a) any issuance of restricted stock and options to purchase Ordinary Shares which may be issued pursuant to the Share Option Plan, (b) a subdivision of the Ordinary Shares into a larger number of Ordinary Shares, (c) Share Capital issued upon exercise, conversion or exchange of any Ordinary Share Equivalent either (x) previously issued (including the Preferred Shares) or (y) issued in accordance with the terms of this Agreement, (d) Ordinary Shares issued in consideration of an acquisition, approved by the Board of Directors in accordance with the terms of this Agreement, by the Company or any of its Subsidiaries of another Person, (e) Ordinary Shares issued in an Initial Public Offering and (f) up to 70,745,283 Series B Preferred Shares issuable in the Additional Placement ((a)-(f) being referred to collectively as “Exempt Issuances”), if the Company wishes to issue any Share Capital or any other securities convertible into or exchangeable for Share Capital of the Company (collectively, “New Securities”) to any Person (the “Subject Purchaser”), then the Company shall offer such New Securities first to each of the General Atlantic Shareholders and Additional Purchaser Shareholders (each, a “Preemptive Rightholder” and collectively, the “Preemptive Rightholders”) by sending written notice (the “New Issuance Notice”) to the Preemptive Rightholders, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued and (y) the proposed purchase price per security of the New Securities (the “Proposed Price”). Upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in Section 4.2 shall have been waived or shall have expired.

4.2 Preemptive Rights; Exercise.

(a) For a period of twenty (20) days after the giving of the New Issuance Notice pursuant to Section 4.1, each of the Preemptive Rightholders shall have the right to purchase its Proportionate Percentage (as hereinafter defined) of the New Securities at a purchase price equal to the Proposed Price and upon the same terms and conditions set forth in the New Issuance Notice. Each Preemptive Rightholder shall have the right to purchase that percentage of the New Securities determined by dividing (x) the total number of Shares then owned by such Preemptive Rightholder exercising its rights under this Section 4.2 by (y) the total number of Shares owned by all of the Preemptive Rightholders exercising their rights under this Section 4.2 (the “Proportionate Percentage”). If any Preemptive Rightholder does not fully subscribe for the number or amount of New Securities that it or he is entitled to purchase pursuant to the preceding sentence, then each Preemptive Rightholder which elected to purchase New Securities shall have the right to purchase that percentage of the remaining New Securities not so subscribed for (for the purposes of this Section 4.2(a), the “Excess New Securities”) determined by dividing (x) the total number of Shares then owned by such fully participating Preemptive Rightholder by (y) the total number of Shares then owned by all fully participating Preemptive Rightholders who elected to purchase Excess New Securities. Any of the General Atlantic Shareholders may assign to any of its Affiliates all or any portion of its rights as a Preemptive Rightholder pursuant to this Section 4.2.

(b) The right of each Preemptive Rightholder to purchase the New Securities under subSection (a) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the 20-day period referred to in subSection (a) above, to the Company, which notice shall state the amount of New Securities that such Preemptive Rightholder elects to purchase pursuant to Section 4.2(a). The failure of a Preemptive Rightholder to respond within such 20-day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights under Section 4.2(a), provided that each Preemptive Rightholder may waive its rights under Section 4.2(a) prior to the expiration of such 20-day period by giving written notice to the Company.

4.3 Closing. The closing of the purchase of New Securities subscribed for by the Preemptive Rightholders under Section 4.2 shall be held at the executive office of the Company at 11:00 a.m., local time, on (a) the 45th day after the giving of the New Issuance Notice pursuant to Section 4.1, if the Preemptive Rightholders elect to purchase all of the New Securities under Section 4.2, (b) the date of the closing of the sale to the Subject Purchaser made pursuant to Section 4.4 if the Preemptive Rightholders elect to purchase some, but not all, of the New Securities under Section 4.2 or (c) at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver certificates representing the New Securities, and such New Securities shall be issued free and clear of all Liens (other than those arising hereunder and those attributable to actions by the purchasers thereof) and the Company shall so represent and warrant, and further represent and warrant that such New Securities shall be, upon issuance thereof to the Preemptive Rightholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Preemptive Rightholder purchasing the New Securities shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by him or it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

4.4 Sale to Subject Purchaser. The Company may sell to the Subject Purchaser all of the New Securities not purchased by the Preemptive Rightholders pursuant to Section 4.2 on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within ninety (90) days following the earlier to occur of (i) the waiver by the Preemptive Rightholders of their option to purchase New Securities pursuant to Section 4.2, and (ii) the expiration of the 20-day period referred to in Section 4.2. If such sale is not consummated within such 90-day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same in accordance with this Section 4. The closing of any issuance and purchase pursuant to this Section 4.4 shall be held at a time and place as the parties to the transaction may agree within such 90 day period.

5. After-Acquired Securities; Agreement to be Bound.

5.1 After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the Shares and Ordinary Share Equivalents now owned or which may be issued or transferred hereafter to a Shareholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares or Ordinary Share Equivalents, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Shareholder in any other manner.

5.2 Agreement to be Bound. The Company shall not issue any share capital or any Ordinary Share Equivalents to any Person not a party to this Agreement, other than to directors, officers, employees or consultants of the Company pursuant to the Share Option Plan, unless either (a) such Person has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit C-2, or (b) such Person has entered into an agreement with the Company restricting the transfer of its or his Shares in form and substance reasonably satisfactory to the Board of Directors. Upon becoming a party to this Agreement, such Person shall be deemed to be, and shall be subject to the same obligations as, an Other Shareholder hereunder. Any issuance of share capital or any Ordinary Share Equivalents by the Company in violation of this Section 5.2 shall be null and void ab initio.

5.3 Additional Placement. The Company shall not issue Series B Preferred Shares to any Additional Purchaser pursuant to the Additional Placement, unless such Additional Purchaser has (a) agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit B-3 and (b) executed a Deed of Waiver substantially in the form attached hereto as Exhibit B-4, and copies of the documents referred to in (a) and (b) shall be given to the General Atlantic Shareholders. Upon becoming a party to this Agreement, such Additional Purchaser shall be deemed to be, and shall be subject to the same obligations as an Additional Purchaser Shareholder hereunder. Any issuance of Series B Preferred Shares in violation of this Section 5.3 shall be null and void ab initio. The Company may not issue any Series B Preferred Shares to an Additional Purchaser under the Additional Placement at any time after the date thirty (30) days following the date hereof.

6. Corporate Governance; Non-Competition.

6.1 General. From and after the execution of this Agreement, at any regular or special meeting of shareholders of the Company (a “Shareholders Meeting”) or in any written consent executed in lieu of such a meeting of shareholders (a “Written Consent”) (a) each Shareholder shall vote its Shares, and each Shareholder and the Company shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation, Sections 6.3 and 6.6 hereof) and to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement; (b) each Shareholder shall vote its Shares, upon any matter submitted for action by the Company’s shareholders or with respect to which such Shareholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Charter Documents; and (c) no Shareholder shall vote its Shares in favor of any amendment of the Charter Documents which would conflict with, or purport to amend or supercede, any of the provisions of this Agreement (including, without limitation, Sections 6.3 and 6.6 hereof).

6.2 Shareholder Actions. In order to effectuate the provisions of this Agreement, each Shareholder (a) hereby agrees that when any action or vote is required to be taken by such Shareholder pursuant to this Agreement, such Shareholder shall use its reasonable best efforts to call, or cause the appropriate officers and directors of the Company to call, a Shareholders Meeting, or to execute or cause to be executed a Written Consent to effectuate such shareholder action, (b) shall use its reasonable best efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors, all the resolutions necessary to effectuate the provisions of this Agreement, and (c) shall use its reasonable best efforts to cause the Board of Directors to cause the Secretary of the Company, or if there be no secretary, such other officer of the Company as the Board of Directors may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Agreement.

6.3 Election of Directors; Number and Composition.

(a) Each Shareholder shall vote its Shares at any Shareholders Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that the number of directors constituting the entire Board of Directors shall be seven.

(b) Each Shareholder shall vote its Shares at any Shareholders Meeting called for the purpose of filling the positions on the Board of Directors, or in any Written Consent executed for such purpose, and take all other actions necessary to ensure the election to the Board of Directors of (i) the Chief Executive Officer and (ii) two individuals designated by the Preferred Shareholders (the “Preferred Shareholder Directors”), provided that at least one Preferred Shareholder Director shall be designated by the General Atlantic Shareholders (the “General Atlantic Director”); provided however, that (x) the General Atlantic Shareholders’ right, and the Shareholders obligation, to elect or designate a General Atlantic Director shall only apply so long as the General Atlantic Shareholders hold at least 70,745,283 Series A Preferred Shares or 70,745,283 Ordinary Shares (as adjusted for any share splits, share dividends, share combinations, reclassifications and recapitalizations affecting the Series A Preferred Shares or the Ordinary Shares, as the case may be) and (y) the minimum share ownership threshold which must be owned by the Preferred Shareholders in order to designate the Preferred Shareholder Director other than the General Atlantic Director shall be agreed upon by the Company and the General Atlantic Shareholders at the time that such Preferred Shareholder Director is designated.

(c) No later than December 31, 2005, the composition of the Board of Directors shall be changed so that, subject to the requirements set forth in clauses (i) and (ii) of Section 6.3(b) above, a majority of the members of the Board of Directors shall be comprised of “independent directors”. For purposes of this Section 6.3(c), “independent directors” shall have the meaning ascribed to it or interpreted in accordance with Rule 4200 of the listing rules of The Nasdaq Stock Market, Inc.

(d) In addition, the Company shall, and each Shareholder shall cause the Board of Directors to, cause each committee of the Board of Directors to include the General Atlantic Director, whether elected pursuant to this Agreement or by virtue of the rights of the General Atlantic Shareholders as holders of Series A Preferred Shares.

6.4 Removal and Replacement of Director.

(a) Removal of Directors. If at any time a Preferred Shareholder who designated a Preferred Shareholder Director pursuant to Section 6.3(b) above notifies the other Shareholders of their wish to remove at any time and for any reason (or no reason) a Preferred Shareholder Director (other than a General Atlantic Director), then each Shareholder shall vote all of its Shares so as to remove such Preferred Shareholder Director. If at any time the General Atlantic Shareholders notify the other Shareholders of their wish to remove at any time and for any reason (or no reason) a General Atlantic Director, then each Shareholder shall vote all of its Shares so as to remove such General Atlantic Director.

(b) Replacement of Directors.

(i) If at any time, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of a Preferred Shareholder Director or General Atlantic Director, as the case may be, designated pursuant to Section 6.3 hereof, then the Preferred Shareholder who designated such Preferred Shareholder Director or the General Atlantic Shareholders, as the case may be, shall designate an individual who shall be elected to fill the vacancy until the next Shareholders Meeting.

(ii) Upon receipt of notice of the designation of a nominee pursuant to Section 6.4(b)(i), each Shareholder shall, as soon as practicable after the date of such notice, take all reasonable actions, including the voting of its Shares, to elect the director so designated to fill the vacancy.

6.5 Reimbursement of Expenses; D&O Insurance. The Company shall reimburse the Preferred Shareholder Directors (including, for the avoidance of doubt, the General Atlantic Director), or their respective designees, for all reasonable travel and accommodation expenses incurred by the Preferred Shareholder Directors (including, for the avoidance of doubt, the General Atlantic Director) in connection with the performance of its duties as director of the Company upon presentation of appropriate documentation therefor. The Company shall, and each Shareholder shall use reasonable commercial efforts to cause the Board of Directors to cause the Company to, maintain a directors’ liability insurance policy that is reasonably acceptable to the General Atlantic Director.

6.6 Actions of the Shareholders and Board of Directors; Extraordinary Actions Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Company, whether by action at a Shareholders Meeting or Written Consent or by action or written consent of the Board of Directors or otherwise, shall not, and the Company shall cause all of its Subsidiaries not to, approve, consent to or otherwise ratify any of the following actions without the consent of the General Atlantic Director:

(a) (i) any amendment or variation to the number of Preferred Shares authorized on the date hereof or any issuance of Preferred Shares, other than the Series A Preferred Shares issued on the date hereof and (ii) the approval of the rights and preferences of the Series B Preferred Shares and the terms and conditions of the Additional Placement;

(b) (i) any creation of a class or series of, or any issuance of or agreement to issue any preferred shares of the Company (including the Series B Preferred Shares) or any equity securities of the Company or securities or other rights of any kind convertible into or exchangeable for, any equity securities of the Company ranking pari passu with or senior to the Series A Preferred Shares, or any option, warrant or other subscription or purchase right with respect to such equity securities of the Company, (ii) the issuance of any Share Capital or other securities convertible into or exercisable for Share Capital of the Company at a price per security representing an equity valuation of the Company less than US$360.0 million, (iii) the redemption of any Share Capital of the Company or securities convertible into or exercisable for Share Capital of the Company, other than the redemption of the Series A Preferred Shares pursuant to Section 5 of Bye-law 79 of the Charter Documents or (iv) the issuance of any Share Capital of a Subsidiary;

(c) any amendment, modification or restatement of the Charter Documents or the charter documents of any Subsidiary, including without limitation by merger, consolidation, business combination or otherwise;

(d) any action which adversely affects or harms the interests of the holders of Preferred Shares, whether by amendment to the Charter Documents or the charter documents of any Subsidiary or by merger, consolidation, business combination or otherwise;

(e) any material change in the scope, nature or activities of the business of the Company or any Subsidiary;

(f) any listing of securities of the Company or any Subsidiary on any securities exchange, other than a listing of the Ordinary Shares pursuant to a bona fide firm commitment underwritten initial public offering of Ordinary Shares, resulting in net proceeds (after underwriting discounts and commissions) to the Company of at least US$100 million, and in which the underwriting is lead managed by an internationally recognized investment banking firm and such securities are listed on The Nasdaq Stock Market, Inc. or other internationally recognized stock exchange;

(g) any declaration, distribution or payment of any dividend or other distribution on any Share Capital by the Company or any Subsidiary, other than the payment of dividends on Preferred Shares;

(h) the creation of any Lien on any of the assets of the Company or any Subsidiary, except for Permitted Liens;

(i) the Company’s or any Subsidiary’s issuance or becoming liable for any Indebtedness other than Indebtedness up to an aggregate amount of US$5.0 million for both the Company and its Subsidiaries on a consolidated basis pursuant to commercial banking facilities entered into on an arm’s length basis and as provided in the Company’s business plan, it being understood that the General Atlantic Director will not unreasonably withhold its consent in the event the Company seeks a consent or waiver pursuant to this clause (i);

(j) (A) any Sale Transaction or (B) any sale, conveyance, exchange or transfer to another Person of any assets of the Company or any Subsidiary, including by way of lease, except, in the case of clause (B) in the ordinary course of business or intergroup transfers of assets between wholly-owned Subsidiaries of the Company;

(k) any transaction between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand;

(l) any capital expenditures by the Company or any Subsidiary in excess of US$500,000 (excluding those for repurchase of Ordinary Shares from the Selling Shareholders pursuant to the terms and conditions of the Sellers Agreement) and any other expenditures in excess of US$500,000 not included in the annual operating budget;

(m) any material change in accounting methods or policies of the Company, except for this necessary to comply with the relevant generally accepted accounting requirements in the regions where the Company conducts its business and is required to prepare financial statements; and

(n) any change in the size of the Board of Directors from seven (7) members.

6.7 Conversion and Redemption. The Company shall, and the Shareholders shall procure that the Company shall, take all actions necessary so that:

(a) the Ordinary Shares will be issued upon conversion of the Series A Preferred Shares and the Series B Preferred Shares (if any) in accordance with the terms of the Amended Bye-laws (which shall include the payment or provision of sufficient legally available funds in the appropriate share capital, share premium, contributed surplus, reserves, retained profits or other accounts and capitalization of any reserves or accounts to effect such conversion); and

(b) the Series A Preferred Shares and the Series B Preferred Shares (if any) will be redeemed on the Redemption Date (as defined in the Amended Bye-laws) in accordance with the terms of the Amended Bye-laws (which shall include taking action, or omitting to take action, necessary to ensure that the Company will satisfy any “solvency test” required under Bermuda law in connection with such redemption).

6.8 Annual Budget. Not less than thirty (30) days prior to the end of each fiscal year, the Company shall prepare and submit to the Board of Directors for its approval an annual operating budget, annual business plan and projected financial statements of the Company for the next succeeding fiscal year in reasonable detail.

6.9 Rights and Obligations of the Shareholders and the Company in Relation to Each Subsidiary. The Company shall cause the board of directors (or similar governing body) of each Subsidiary, to the extent permitted by applicable law, to be the same size as the Board of Directors and, at the election of any Shareholder entitled to designate a director pursuant to Section 6.3(b) or the Charter Documents, to be comprised of director(s) designated by such Shareholder in the same proportion as such Shareholder is represented on the Board of Directors. The right of designation by each Shareholder shall also carry the right to remove or replace the director so nominated, and if a designating Shareholder ceases to be a Shareholder, such Shareholder shall immediately cause the directors on the board of directors of each Subsidiary appointed by such Shareholder to resign or be removed. The Shareholders shall cause their designees to the boards of directors of the Subsidiaries to vote in the manner determined by the Board of Directors and shall cause any director who fails to vote in such manner to be removed. The Company hereby covenants and agrees that all actions of any board of directors of any Subsidiary must be approved prior to the taking of such action by the Board of Directors and no board of directors of any Subsidiary shall execute any written consent or pass any resolution or take any action whatsoever that affects or relates to the Company or any Subsidiary without the prior written approval or consent of the Board of Directors.

6.10 Non-Competition.

(a) During the later of the respective terms of employment of Victor Chan and Dong Yu Xiao (collectively, the “Founding Shareholders”, and each a “Founding Shareholder”) and for a period of two years following the earlier of (A) the expiration of the term of employment of such Founding Shareholder and (B) the date the Founding Shareholder ceases to be employed by the Company or any of its Subsidiaries (the “Restricted Period”), such Founding Shareholder will not directly or indirectly, (w) engage in any business for his own account that competes with the business of the Company or any of its Subsidiaries in any geographical area in which the Company or any of its Subsidiaries does business, (x) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or any of its Subsidiaries in any geographical area in which the Company or any of its Subsidiaries does business, (y) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company or any of its Subsidiaries in any geographical area in which the Company or any of its Subsidiaries does business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (z) interfere with business relationships (whether formed before or after the date hereof) between the Company or any of its Subsidiaries and customers or suppliers of, or consultants to, the Company or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary in the Agreement, any Founding Shareholder may, directly or indirectly own, solely as an investment, securities of any person that is not engaged in the business of the Company or any of its Subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if such Founding Shareholder (A) is not a controlling Person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own 1% or more of any class of securities of such Person.

(c) During the Restricted Period, no Founding Shareholder shall, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries, or directly or indirectly, hire any person who is an employee of or consultant then under contract with any member of the Company or any of its Subsidiaries or who was an employee of or consultant then under contract with the Company or any of its Subsidiaries within the six month period preceding such activity without the written consent of the Company or the relevant Subsidiary.

(d) It is expressly understood and agreed that although the Founding Shareholder and the Company and its Subsidiaries consider the restrictions contained in this Section 6.11 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against any Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e) Each Founding Shareholder has provided to the Company and the General Atlantic Shareholders a list of all businesses in which he has an equity or debt interest, and the relationships between such businesses and the Company and its Subsidiaries. Each Founding Shareholder shall update such list whenever he acquires or disposes of any such interest.

(f) The Company will be the exclusive vehicle to hold all of the Founding Shareholders’ portable digital audio and consumer electronics products businesses. Any opportunities presented to Founding Shareholder in the nature of portable digital audio or consumer electronics products must be offered to the Company, and not to any Affiliate or Subsidiary of the Company or any Family Member of any Founding Shareholder, without the prior written consent of the Board of Directors.

7. Share Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by any Shareholder shall for as long as this Agreement is effective bear legends substantially in the following forms:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE UNITED STATES SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE SHAREHOLDERS AGREEMENT, DATED JUNE 17, 2005, AMONG THE COMPANY AND THE SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE SHAREHOLDERS AGREEMENT.

8. Miscellaneous.

8.1 Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

(a)	if to the Company:

A-Max Technology Limited

10/F, A-Max Technology Tower

12-16 Fui Yiu Kok Street

Tsuen Wan, New Territories

Hong Kong

Telecopy: (852) 2798 6699

Attention: Diana Chan

with a copy to:

Latham & Watkins LLP

41st Floor, One Exchange Square

8 Connaught Road

Central, Hong Kong

Telecopy: (852) -2522-7006

Attention: David T. Zhang, Esq.

(b)	if to any of the General Atlantic Shareholders:

c/o General Atlantic Service Corporation

3 Pickwick Plaza

Greenwich, CT 06830

Telecopy: (203) 622-8818

Attention: Matthew Nimetz, Esq.

                 David A. Rosenstein, Esq.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison, LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Telecopy: (212) 757-3990

Attention: Douglas A. Cifu, Esq.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison

12/F, Hong Kong Club Building

3A Chater Road, Central

Hong Kong

Telecopy: (852) 2536-9622

Attention: Jeanette K. Chan, Esq.

(c)	if to any other Shareholder, at its address as it appears on the record books of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 8.1 designate another address or Person for receipt of notices hereunder.

8.2 Publicity; Confidentiality. Except as may be required by applicable Requirement of Law, neither the Company nor the Shareholders shall issue a press release or public announcement or otherwise make any public disclosure concerning this Agreement without the prior approval of (i) the Company, (ii) the General Atlantic Shareholders and (iii) the Major Shareholders; provided, however, that nothing in this Agreement shall restrict party from disclosing information (a) that is already publicly available, (b) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such party will use reasonable efforts to notify the other parties in advance of such disclosure so as to permit the other parties to seek a protective order or otherwise contest such disclosure, and such party will use reasonable efforts to cooperate, at the expense of the Company, with the Company in pursuing any such protective order, (c) to the extent that such party reasonably believes it appropriate in order to comply with any Requirement of Law, (d) to such party’s officers, directors, shareholders, investors, advisors, employees, members, partners, controlling persons, auditors or counsel as may be reasonably required or (e) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to any Requirement of Law; and provided further, that GA LLC may disclose on its worldwide web page, www.generalatlantic.com, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company, the Company’s logo and the aggregate amount of the General Atlantic Shareholders’ investment in the Company. In no event shall the Company or any of the Major Shareholders issue a press release or public announcement or otherwise make any public disclosure about the General Atlantic Shareholders without the prior written consent of the General Atlantic Shareholders.

8.3 Successors and Assigns; Third Party Beneficiary. This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the parties hereto. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement. No person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

8.4 Amendment and Waiver.

(a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by (i) the Company, (ii) Major Shareholders holding a majority of Shares owned by all Major Shareholders (iii) Additional Purchaser Shareholders holding a majority of Shares owned by all Additional Purchaser Shareholders and (iv) the General Atlantic Shareholders. Any such amendment, supplement, modification, waiver or consent shall be binding upon the Company and all of the Shareholders. Notwithstanding the first sentence of this Section 8.4(b), the Company, without the consent of any other party hereto (other than the General Atlantic Shareholders), may amend this Agreement to add any Subsequent General Atlantic Purchaser as a party to the Agreement as a General Atlantic Shareholder.

8.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

8.6 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

8.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

8.8 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.9 WAIVER OF JURY TRIAL EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

8.10 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

8.11 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

8.12 Entire Agreement. This Agreement, together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersede all prior agreements and understandings among the parties with respect to such subject matter.

8.13 Term of Agreement. This Agreement shall become effective upon the execution hereof and shall terminate upon the earliest of (a) the IPO Effectiveness Date, (b) a Liquidation (c) the consummation of a Sale Transaction and (d) the twelfth anniversary of the date hereof.

8.14 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Shareholders Agreement on the date first written above.

A-MAX TECHNOLOGY LIMITED

By:	/s/
Name:	Chan Ching Fun, Diana
Title:	Director

GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

By:	GAP (BERMUDA) LIMITED,
its General Partner

By:	/s/
Name:	Matthew Nimetz
Title:	Vice President

GAP-W INTERNATIONAL, LLC

By:	/s/
Name:	Matthew Nimetz
Title:	Vice President

GAP COINVESTMENTS III, LLC

By:	/s/
Name:	Matthew Nimetz
Title:	A Managing Member

GAP COINVESTMENTS IV, LLC

By:	/s/
Name:	Matthew Nimetz
Title:	A Managing Member

Signature Page to the Shareholders Agreement

GAPSTAR, LLC

By:	GENERAL ATLANTIC LLC,
its Sole Member

By:	/s/
Name:	Matthew Nimetz
Title:	Managing Director

GAPCO GMBH & CO. KG

By:	GAPCO MANAGEMENT GMBH,
its General Partner

By:	/s/
Name:	Matthew Nimetz
Title:	Managing Director

Signature Page to the Shareholders Agreement

BILLION CREATION LIMITED

By:	/s/
Name:	Victor Chan
Title:	Director

TEAMBEST LIMITED

By:	/s/
Name:	Victor Chan
Title:	Director

VITAL CHAMPION LIMITED

By:	/s/
Name:	Victor Chan
Title:	Director

ALLIED KNIGHT FINANCE LIMITED

By:	/s/
Name:	Sin Just Wong
Title:	Director

BRILLIANT ELITE LIMITED

By:	/s/
Name:	Lawrence Kam Kee Yu
Title:	Director

LUCKTIME MANAGEMENT LIMITED

By:	/s/
Name:	Ka Pun Fung
Title:	Director

Signature Page to the Shareholders Agreement

SEAMLESS CHINA PROFITS LIMITED

By:	/s/
Name:	Cheng Yin Sang, Stephen
Title:	Director
/s/
Chan Hok Yiu, Victor /s/
Dong Yu Xiao /s/
Chiao Shou Cheng /s/
Lee Jaw Lung /s/
Wong Sin Just /s/
Yu Kam Kee, Lawrence /s/
Fung Ka Pun /s/
Cheng Yin Sang, Stephen

Signature Page to the Shareholders Agreement

Schedule 1

Major Investors

1.	Billion Creation Limited
2.	Teambest Limited
3.	Vital Champion Limited

Schedule 2

Minor Investors

1.	Allied Knight Finance Limited
2.	Brilliant Elite Limited
3.	Lucktime Management Limited
4.	Seamless China Profits Limited

Schedule 3

Beneficial Owners

1.	Chan Hok Yiu, Victor
2.	Dong Yu Xiao
3.	Chiao Shou Cheng
4.	Lee Jaw Lung
5.	Wong Sin Just
6.	Yu Kam Kee, Lawrence
7.	Fung Ka Pun
8.	Cheng Yin Sang, Stephen

Exhibit A

Charter Documents (including Bye-law 79)

[Intentionally omitted]

Exhibit B-11

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from                      (“Transferor”) certain shares or certain options, warrants or other rights to purchase              shares, par value US$0.00002 per share, of Ordinary Shares (the “Shares”) of A-Max Technology Limited, a company organized and existing under the laws of Bermuda corporation (the “Company”);

The Shares are subject to the Shareholders Agreement, dated [                    ], 2005 (the “Agreement”), among the Company and the other parties listed on the signature pages thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

Pursuant to the terms of the Agreement, the Transferor is prohibited from transferring such Shares and the Company is prohibited from registering the transfer of the Shares unless and until a transfer is made in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such Shares and have the Company register the transfer of such Shares.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Transferor to transfer such Shares to the undersigned and the Company to register such transfer, the undersigned does hereby acknowledge and agree that (i) he[/she] has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to the terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as a [a “General Atlantic Shareholder”] [a “Major Shareholder”] [an “Additional Purchaser Shareholder”] [an “Other Shareholder”] (as therein defined).

This      day of                     , 20    .

[1]	For transfers of previously issued stock.

Exhibit B-21

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from A-Max Technology Limited, a company organized and existing under the laws of Bermuda corporation (the “Company”),              shares, par value US$0.00002 per share, of Ordinary Shares, or certain newly issued options, warrants or other rights to purchase              shares of Ordinary Shares (the “Shares”), of the Company;

The Shares are subject to the Shareholders Agreement, dated [                    ], 2005 (the “Agreement”), among the Company and the other parties listed on the signature pages thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

Pursuant to the terms of the Agreement, the Company is prohibited from issuing the Shares unless and until the same are first offered to the Preemptive Rightholders (as defined in the Agreement) in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such Shares.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Company to issue such Shares, the undersigned does hereby acknowledge and agree that (i) he[/she] has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as an “Other Shareholder” (as therein defined).

This      day of                     , 20    .

[1]	For newly issued stock.

Exhibit B-3

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from A-Max Technology Limited, a company organized and existing under the laws of the Cayman Islands (the “Company”),              Series B Preferred Shares[, par value US$0.00002 per share, (the “Shares”),] of the Company pursuant to the Share Subscription Agreement dated [                    ], 2005 by and between the Company and [                    ];

The Shares are subject to the Shareholders Agreement, dated [                    ], 2005 (the “Agreement”), among the Company and the other parties listed on the signature pages thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms; and

The undersigned wishes to receive such Shares.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Company to issue such Shares, the undersigned does hereby acknowledge and agree that (i) he[/she] has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) the Shares are subject to terms and conditions set forth in the Agreement, and (iii) the undersigned does hereby agree fully to be bound thereby as an “Additional Purchaser Shareholder” (as therein defined).

This      day of                     , 2005.

Exhibit B-4

DEED OF WAIVER

Date

A-Max Technology Limited

Clarendon House, 2 Church Street

Hamilton HM11, Bermuda

Ladies and Gentlemen:

WHEREAS:

(A)	A-Max Technology Limited, a limited liability company, organized and existing under the laws of Bermuda (the “Company”), has entered into the Shareholders Agreement dated June , 2005, by and among the Company, General Atlantic Partners (Bermuda) L.P., GAP-W International, LLC, GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GapStar, LLC, GAPCO GmbH & Co. KG and the other parties named therein (the “Shareholders Agreement”).

(B)	Pursuant to the terms of the Shareholders Agreement, as a condition to the sale of any Series B Convertible Redeemable Preferred Shares of the Company, par value US$0.00002 (the “Series B Preferred Shares”), by the Company to the undersigned investors (the “Series B Preferred Investors”), the Series B Investors have agreed to waive certain rights with respect to the Series B Preferred Shares.

WITNESSETH as follows:

1.	Each Series B Investor hereby unconditionally, irrevocably and absolutely waives all rights, if any, to vote separately as a class with respect to any matters or any actions deemed to vary the rights of the Series B Preferred Shares.

2.	Each Series B Investor hereby undertakes that it will do all such things and execute all such documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Deed and the transactions hereby contemplated.

3.	The formation, validity, interpretation, execution and settlement of disputes arising out of this Deed shall be construed in accordance with and governed by the laws of Bermuda.

4.	Each party hereto irrevocably agrees that the courts of Bermuda shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Deed and for such purposes irrevocably submits to the non-exclusive jurisdiction of such courts.

IN WITNESS WHEREOF this letter has been duly executed as a deed on the date first above written.

SERIES B PURCHASER

The Common Seal of	)
was hereunto affixed in the	)
presence of :-)
)
)

The Common Seal of	)
was hereunto affixed in the	)
presence of :-)
)
)

AGREED AND ACKNOWLEDGED

The Common Seal of	)
A-MAX TECHNOLOGY LIMITED	)
was hereunto affixed in the	)
presence of :-)
)
)